Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1928)

ANNOUNCEMENT OF INTERIM RESULTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012

Financial Highlights:

•

We generated an all-time half year record of US$873.0 million (HK$6,771.7 million) of adjusted EBITDA across all our Group properties, an increase of 15.6% compared to US$754.9 million (HK$5,875.2 million) in the first half of 2011.

•	Total net revenues for the Group increased 23.7% to US$2,920.5 million (HK$22,653.7 million) in the first half of 2012, compared to US$2,360.8 million (HK$18,373.4 million) in the first half of 2011.

•

Profit for the Group decreased 18.5% to US$439.8 million (HK$3,411.4 million) in the first half of 2012, compared to US$539.5 million (HK$4,198.8 million) in the first half of 2011. Excluding impairment losses related to Parcels 7 and 8 and the closure of the ZAiA show at The Venetian Macao, and pre-opening expenses related to Sands Cotai Central, adjusted profit increased 20.3% to US$675.8 million (HK$5,242.0 million) in the first half of 2012, compared to US$561.7 million (HK$4,371.5 million) in the first half of 2011.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in our 2011 Annual Report.

RESULTS OF OPERATIONS

The Board of Directors (the “Board”) of Sands China Ltd. (“we” or our “Company”) is pleased to announce the unaudited consolidated results of the Company and its subsidiaries (the “Group”) for the six months ended June 30, 2012 compared to the six months ended June 30, 2011.

Note:	The translation of US$ amounts into HK$ amounts has been made at the rate of US$1.00 to HK$7.7568 (six months ended June 30, 2011: US$1.00 to HK$7.7827) for the purposes of illustration only.

Net Revenues

Our net revenues consisted of the following:

	Six months ended June 30,
	2012	2011	Percent change
	(US$ in millions, except percentages)
Casino	2,592.8	2,083.6	24.4%
Rooms	93.9	86.7	8.3%
Mall	92.5	69.0	34.1%
Food and beverage	43.4	38.8	11.9%
Convention, ferry, retail and other	98.0	82.7	18.5%

Total net revenues	2,920.5	2,360.8	23.7%

Net revenues were US$2,920.5 million for the six months ended June 30, 2012, an increase of US$559.7 million, or 23.7%, compared to US$2,360.8 million for the six months ended June 30, 2011. Net revenues increased in all segments, mainly driven by the opening of our newest integrated resort, Sands Cotai Central, on April 11, 2012, as well as strong visitation resulting from continuous efforts in marketing and management’s focus on driving the high-margin mass market gaming segment, while continuing to provide luxury amenities and high service levels to our VIP premium and junket players.

Our net casino revenues for the six months ended June 30, 2012 were US$2,592.8 million, an increase of US$509.2 million, or 24.4%, compared to US$2,083.6 million for the six months ended June 30, 2011. The increase is primarily attributable to US$247.1 million at Sands Cotai Central and an increase of US$263.6 million at The Plaza Macao driven by an increase in Rolling Chip volume.

The following table summarizes the results of our casino activity:

	Six months ended June 30,
	2012	2011	Change
	(US$ in millions, except percentages and points)
Sands Macao
Total net casino revenues	601.0	634.4	(5.3)%
Non-Rolling Chip drop	1,424.9	1,402.2	1.6%
Non-Rolling Chip win percentage	20.5%	20.2%	0.3 pts
Rolling Chip volume	12,598.3	16,022.7	(21.4)%
Rolling Chip win percentage	3.17%	2.86%	0.31 pts
Slot handle	1,275.0	898.5	41.9%
Slot hold percentage	4.3%	6.2%	(1.9) pts

The Venetian Macao
Total net casino revenues	1,224.0	1,192.1	2.7%
Non-Rolling Chip drop	2,126.5	2,004.9	6.1%
Non-Rolling Chip win percentage	30.6%	26.7%	3.9 pts
Rolling Chip volume	24,963.1	25,758.9	(3.1)%
Rolling Chip win percentage	2.82%	3.09%	(0.27) pts
Slot handle	2,389.6	1,601.3	49.2%
Slot hold percentage	5.4%	6.8%	(1.4) pts

The Plaza Macao
Total net casino revenues	520.7	257.1	102.5%
Non-Rolling Chip drop	196.9	179.4	9.8%
Non-Rolling Chip win percentage	42.7%	38.8%	3.9 pts
Rolling Chip volume	21,910.5	7,303.6	200.0%
Rolling Chip win percentage	2.92%	3.14%	(0.22) pts
Slot handle	397.3	388.1	2.4%
Slot hold percentage	5.7%	5.9%	(0.2) pts

Sands Cotai Central (Note 1)
Total net casino revenues	247.1	—	—%
Non-Rolling Chip drop	389.4	—	—%
Non-Rolling Chip win percentage	21.5%	—	—pts
Rolling Chip volume	6,820.6	—	—%
Rolling Chip win percentage	3.12%	—	—pts
Slot handle	665.4	—	—%
Slot hold percentage	4.0%	—	—pts

Note 1:	The first phase of Sands Cotai Central opened on April 11, 2012. This information is for the 81-day period ended June 30, 2012.

Net room revenues for the six months ended June 30, 2012 were US$93.9 million, an increase of US$7.2 million, or 8.3%, compared to US$86.7 million for the six months ended June 30, 2011. The Venetian Macao and The Plaza Macao continued to experience strong growth in occupancy and ADR driven by strong demand. Sands Cotai Central also demonstrated positive momentum in its first 81 days of operations.

The following table summarizes our room activity. Information in this table takes into account rooms provided to customers on a complimentary basis that are recorded at discounted rates.

	Six months ended June 30,
	2012	2011	Change
	(US$, except percentages and points)
Sands Macao
Gross room revenues (in millions)	12.0	11.1	8.1%
Occupancy rate	93.5%	86.5%	7.0pts
Average daily rate	247	247	—%
Revenue per available room	231	213	8.5%

The Venetian Macao
Gross room revenues (in millions)	108.9	101.6	7.2%
Occupancy rate	90.1%	88.1%	2.0pts
Average daily rate	236	225	4.9%
Revenue per available room	213	198	7.6%

The Plaza Macao
Gross room revenues (in millions)	19.0	15.1	25.8%
Occupancy rate	77.8%	66.2%	11.6pts
Average daily rate	358	331	8.2%
Revenue per available room	279	220	26.8%

Sands Cotai Central (Note 1)
Gross room revenues (in millions)	15.3	—	—%
Occupancy rate	75.1%	—	—pts
Average daily rate	141	—	—%
Revenue per available room	106	—	—%

Note 1:	The first phase of Sands Cotai Central opened on April 11, 2012. This information is for the 81-day period ended June 30, 2012.

Mall revenues for the six months ended June 30, 2012 were US$92.5 million, an increase of US$23.5 million, or 34.1%, compared to US$69.0 million for the six months ended June 30, 2011. The increase was primarily due to higher turnover fees.

Net food and beverage revenues for the six months ended June 30, 2012 were US$43.4 million, an increase of US$4.6 million, or 11.9%, compared to US$38.8 million for the six months ended June 30, 2011. The increase was primarily driven by the additional food and beverage outlets at Sands Cotai Central. Food and beverage outlets in other properties also experienced better performance as a result of increased property visitation.

Net convention, ferry, retail and other revenues for the six months ended June 30, 2012 were US$98.0 million, an increase of US$15.3 million, or 18.5%, compared to US$82.7 million for the six months ended June 30, 2011. The increase was primarily attributable to an increase in ferry revenue, driven by strong growth in visitation to the Cotai Strip, especially after the opening of Sands Cotai Central.

Operating Expenses

Operating expenses were US$2,462.2 million for the six months ended June 30, 2012, an increase of US$671.2 million, or 37.5%, compared to US$1,791.0 million for the six months ended June 30, 2011. The increase in operating expenses was primarily attributable to increased casino activity at our operating properties, the opening of Sands Cotai Central, an increase in pre-opening expense and US$143.6 million in impairment charges.

Adjusted EBITDA(1)

The following table summarizes information related to our segments:

	Six months ended June 30,
	2012	2011	Percent change
	(US$ in millions, except percentages)
The Venetian Macao	511.5	486.8	5.1%
Sands Macao	177.8	187.4	(5.1)%
The Plaza Macao	144.0	94.9	51.7%
Sands Cotai Central	51.7	—	—%
Ferry and other operations	(11.9)	(14.2)	(16.2)%

Total adjusted EBITDA	873.0	754.9	15.6%

Adjusted EBITDA for the six months ended June 30, 2012 was US$873.0 million, an increase of US$118.1 million, or 15.6%, compared to US$754.9 million for the six months ended June 30, 2011. This strong performance was driven by revenue increases in all business segments, as a result of the opening of Sands Cotai Central and management’s focus on continuing to provide high service levels to our VIP customers and driving the high-margin mass market segment. In addition, the management team continued to focus on driving operational efficiencies throughout both gaming and non-gaming areas of the business.

(1)

Adjusted EBITDA is profit before share-based compensation, corporate expense, pre-opening expense, depreciation and amortization (net of amortization of show production costs), net foreign exchange gains/(losses), impairment loss, gain/ (loss) on disposal of property and equipment, fair value losses on financial assets at fair value through profit or loss, interest, loss on early retirement of debt and income tax expense. Adjusted EBITDA is used by management as the primary measure of operating performance of the Group’s properties and to compare the operating performance of the Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of the Group’s IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. As a result, adjusted EBITDA as presented by the Group may not be directly comparable to other similarly titled measures presented by other companies.

Interest Expense

The following table summarizes information related to interest expense:

	Six months ended June 30,
	2012	2011	Percent change
	(US$ in millions, except percentages)
Interest and other finance cost	59.5	99.8	(40.4)%
Less — capitalized interest	(34.3)	(68.7)	(50.1)%

Interest expense, net	25.2	31.1	(19.0)%

Interest and other finance cost for the six months ended June 30, 2012 was US$59.5 million, a decrease of US$40.3 million, or 40.4%, compared to US$99.8 million for the six months ended June 30, 2011. The decrease was principally the result of a lower average borrowing cost after completing a US$3.7 billion refinancing in November 2011.

Capitalized interest for the six months ended June 30, 2012 was US$34.3 million, a decrease of US$34.4 million, or 50.1%, compared to US$68.7 million for the six months ended June 30, 2011. The decrease was primarily due to a decreased average borrowing cost during the period and the completion of phase I of Sands Cotai Central in April 2012.

Profit for the Period

Profit for the six months ended June 30, 2012 was US$439.8 million, a decrease of US$99.7 million, or 18.5%, compared to US$539.5 million for the six months ended June 30, 2011. Excluding impairment losses related to Parcels 7 and 8 and the closure of the ZAiA show at The Venetian Macao, and pre-opening expenses related to Sands Cotai Central, adjusted profit increased 20.3% to US$675.8 million in the first half of 2012, compared to US$561.7 million in the first half of 2011.

LIQUIDITY AND CAPITAL RESOURCES

We fund our operations through cash generated from our operations and our debt financings.

As at June 30, 2012, we had cash and cash equivalents of US$1.36 billion, which was primarily generated from our operations.

Cash Flows — Summary

Our cash flows consisted of the following:

	Six months ended June 30,
	2012	2011
	(US$ in millions)
Net cash generated from operating activities	809.9	602.7
Net cash (used in)/generated from investing activities	(531.1)	58.2
Net cash used in financing activities	(1,414.0)	(160.7)

Net (decrease)/increase in cash and cash equivalents	(1,135.1)	500.2

Cash and cash equivalents at beginning of period	2,491.3	1,040.8
Effect of exchange rate on cash and cash equivalents	4.2	2.2

Cash and cash equivalents at end of period	1,360.3	1,543.2

Cash Flows — Operating Activities

We derive most of our operating cash flows from our casino, hotel room and mall operations. Net cash generated from operating activities for the six months ended June 30, 2012 was US$809.9 million, an increase of US$207.2 million, or 34.4%, as compared to US$602.7 million for the six months ended June 30, 2011. The increase in net cash generated from operating activities was primarily due to the increase in our operating results.

Cash Flows — Investing Activities

Capital expenditures for the six months ended June 30, 2012, totaled US$540.1 million, including US$469.6 million for construction activities at Sands Cotai Central and US$68.3 million for our operations, mainly at the Sands Macao, The Venetian Macao and The Plaza Macao.

Cash Flows — Financing Activities

For the six months ended June 30, 2012, net cash flows used in financing activities were US$1.41 billion, which was primarily attributable to US$1.20 billion in dividend payments, repayment of US$140.3 million on the ferry financing facility, and payments of US$50.7 million for interest and US$23.9 million for finance lease liabilities.

CAPITAL EXPENDITURES

Capital expenditures were used primarily for new projects and to renovate, upgrade and maintain existing properties. Set forth below is historical information on our capital expenditures, excluding capitalized interest and construction payables:

	Six months ended June 30,
	2012	2011
	(US$ in millions)
The Venetian Macao	35.6	2.8
Sands Macao	12.9	2.1
The Plaza Macao	19.3	7.7
Sands Cotai Central	469.6	278.8
Ferry and other operations	0.5	0.7
Other developments	2.3	(0.1)

Total capital expenditures	540.1	291.9

Our capital expenditure plans are significant. We intend to fund the development and construction costs to complete phase II of Sands Cotai Central with proceeds from the 2011 VML Credit Facility and, to the extent necessary, cash flows from existing and future operations. We expect to commence construction of phase III at a future date as demand and market conditions warrant it. As at June 30, 2012, we had capitalized costs of US$3.73 billion for the Sands Cotai Central project, including land, and we expect to further invest US$670 million to complete phase II.

These investment plans are preliminary and subject to change based upon the execution of our business plan, the progress of our capital projects, market conditions and the outlook on future business conditions.

CAPITAL COMMITMENTS

Future commitments for property and equipment that are not recorded in the financial statements herein are as follows:

	June 30,	December 31,
	2012	2011
	(US$ in millions)
Contracted but not provided for	355.4	572.4
Authorized but not contracted for	576.0	760.4

Total capital commitments	931.4	1,332.8

DIVIDENDS

On February 28, 2012, the Company paid an interim dividend of HK$0.58 (equivalent to US$0.075) per share for the year ended December 31, 2011, amounting in aggregate to HK$4.67 billion (equivalent to US$599.8 million), to shareholders of record on February 20, 2012.

On June 1, 2012, the shareholders approved a final dividend of HK$0.58 (equivalent to US$0.075) per share for the year ended December 31, 2011 to shareholders of record on June 11, 2012. This final dividend, amounting in aggregate to HK$4.67 billion (equivalent to US$601.7 million), was paid on June 22, 2012.

The Board does not recommend the payment of an interim dividend for the six months ended June 30, 2012.

As we disclosed in our announcement on February 2, 2012, we anticipate considering declaring an interim and a final dividend each year. It is anticipated that the Board will consider declaring an interim dividend for the year ended December 31, 2012 in the first quarter of 2013.

PLEDGE OF FIXED ASSETS

We have pledged a substantial portion of our fixed assets to secure our loan facilities. We have pledged leasehold interests in land; buildings; building, land and leasehold improvements; furniture, fittings and equipment; construction in progress and vehicles with an aggregate net book value of approximately US$6.99 billion as at June 30, 2012 (December 31, 2011: US$6.78 billion).

CONTINGENT LIABILITIES AND RISK FACTORS

The Group has contingent liabilities arising in the ordinary course of business. Management has made certain estimates for potential litigation costs based upon consultation with legal counsel. Actual results could differ from these estimates; however, in the opinion of management, such litigation and claims will not have a material adverse effect on our financial condition, results of operations or cash flows.

The Group had commenced pre-construction on Parcel 3 and had capitalized costs of approximately US$122.8 million including land of US$85.2 million as at June 30, 2012. Under the terms of the land concession for Parcels 1, 2 and 3, the Group was initially required to complete the development of Parcel 3 by August 2011. In 2009, the Group was granted an extension from the Macao Government, which extended the deadline to complete the development of Parcel 3 until April 2013. In July 2012, the Macao Government granted the Group an additional extension, which now requires the development to be completed by April 2016. The Group intends to commence construction after the necessary government approvals are obtained. The land concession for Sands Cotai Central contains a similar requirement that the corresponding development be completed by May 2014. The Group had capitalized costs of approximately US$3.73 billion including land of US$286.1 million, as at June 30, 2012, related to Sands Cotai Central. Should the Group determine that it is unable to complete the developments by their respective deadlines, the Group intends to apply for extensions from the Macao Government; however, no assurances can be given that extensions will be granted. If the Group is unable to meet these deadlines and the deadlines are not extended, it could lose its land concessions for Sands Cotai Central or Parcel 3, which would prohibit the Group from operating any facilities developed under the respective land concessions. As a result, the Group could record a charge for all or some portion of its capitalized construction costs including land related to Sands Cotai Central and Parcel 3.

CAPITAL RISK MANAGEMENT

The Group’s primary objective when managing capital is to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, by pricing products and services commensurately with the level of risk.

The capital structure of the Group consists of debt, which includes borrowings (including current and non-current borrowings as shown in note 12 to the financial information), cash and cash equivalents, and equity attributable to shareholders, comprising issued share capital and reserves.

The Group actively and regularly reviews and manages its capital structure to maintain the net debt-to-capital ratio (gearing ratio) at an appropriate level based on its assessment of the current risk and circumstances. This ratio is calculated as net debt divided by total capital. Net debt is calculated as interest bearing borrowings, net of deferred financing costs, less cash and cash equivalents and restricted cash and cash equivalents. Total capital is calculated as equity, as shown in the consolidated balance sheet, plus net debt.

	June 30,	December 31,
	2012	2011
	(US$ in millions, except percentages)
Interest bearing borrowings, net of deferred financing costs	3,110.7	3,234.6
Less: cash and cash equivalents	(1,360.3)	(2,491.3)
restricted cash and cash equivalents	(3.9)	(3.4)

Net debt	1,746.4	739.8
Total equity	4,772.4	5,515.8

Total capital	6,518.8	6,255.6

Gearing ratio	26.8%	11.8%

The increase in the gearing ratio during the six months ended June 30, 2012 was primarily due to payments of US$1.20 billion of dividends.

BUSINESS REVIEW AND PROSPECTS

Our business strategy is to continue to successfully execute our Cotai Strip developments and to leverage our integrated resort business model to create Asia’s premier gaming, leisure and convention destination. The Company continues to execute on the strategies outlined in our 2011 Annual Report. These strategies have proven to be successful in the first half of 2012 and we are confident they will continue to be so throughout the rest of the year.

Sands Cotai Central

On April 11, 2012, we opened phase I of Sands Cotai Central, the newest addition to our Cotai Strip development, which features more than 600 rooms and suites under the Conrad hotel brand and more than 1,200 rooms under the Holiday Inn hotel brand.

Phase I of the project also included completion of the structural work of an adjacent hotel tower, located on parcel 6, to be managed by Starwood Asia Pacific Hotels and Resorts Pte Ltd. and Sheraton Overseas Management Co. under the Sheraton brand, a variety of retail offerings, more than 300,000 square feet of meeting space, several food and beverage establishments, along with the 106,000-square-foot casino and VIP gaming areas. Phase IIA, which is scheduled to open on September 20, 2012, includes the opening of the first hotel tower on parcel 6, featuring 1,829 Sheraton-branded hotel rooms and suites, along with additional gaming area and the remaining retail, entertainment, dining and MICE facilities. Phase IIB, which is projected to open in early 2013, consists of the second hotel tower on parcel 6 and will feature 2,067 additional Sheraton- branded hotel rooms and suites. We expect to invest a further US$670 million to complete phase II.

Phase III of the project is expected to include a fourth luxury St. Regis-branded hotel and mixed- use tower. The total cost to complete phase III is expected to be approximately US$450 million. We intend to commence construction of phase III of the project as demand and market conditions warrant it.

Parcel 3

Our next phase of expansion after opening Sands Cotai Central is the integrated resort to be developed on Parcel 3. By a letter dated July 13, 2012, the Macao Government informed us that, by a decision of the Secretary for Transport and Public Works, our application to extend the Parcel 3 development deadline was approved up to April 17, 2016. We intend to commence construction on Parcel 3 after the designs for this integrated resort have been finalized and approved and all necessary government construction approvals, permits and licenses have been obtained. Parcel 3 is expected to contain an integrated resort that will be connected to The Plaza Macao and The Venetian Macao and contain hotel rooms, gaming areas, MICE facilities and other integrated resort amenities.

Parcels 7 and 8

On May 30, 2012, we withdrew the judicial appeal filed with the Court of Second Instance in Macao in relation to the December 2, 2010 decision of the Macao Government not to approve our application for a land concession for Parcels 7 and 8. The appeal was withdrawn in accordance with articles 84(d) and 86 of Macao’s Administrative Litigation Procedure Code.

CORPORATE GOVERNANCE

Corporate Governance Practices

Our Company is relatively young as a listed company. Nonetheless, we recognize the importance of good corporate governance for many reasons. The Board has a key role to play in setting strategy and overseeing the Company’s financial and operational performance: an effective governance framework enables the Board to exercise direction and oversight. We also want to give our investors confidence that we are exercising our stewardship responsibilities with due skill and care, and that we have adopted and applied the principles of good governance. We believe that communicating how we achieve this openly and transparently is the best way of achieving this. Please refer to the Corporate Governance Report in our 2011 Annual Report for more information about how we achieve our corporate governance objectives.

In late 2011, the Listing Rules related to the Corporate Governance Code contained in Appendix 14 of the Listing Rules (the “Code”) were revised. The Board fully supports the changes that were introduced. Many of the changes that were introduced as Code amendments reflect practices that the Company already follows. Where they did not, we have made or planned changes. Corporate governance principles, however, need to be applied in a way that is fit-for-purpose for each organization so we have done this in a way that supports the performance of our business and enables effective oversight, whilst reflecting our specific circumstances.

During the period from January 1, 2012 to March 31, 2012, the Company fully complied with all the code provisions and certain recommended best practices set out in the former Code.

Except as disclosed below, the Company fully complied with all the code provisions and certain recommended best practices set out in the revised Code for the period from April 1, 2012 to June 30, 2012.

Code Provisions

Code Provision A.6.7

Under code provision A.6.7 of the revised Code, the Independent Non-Executive Directors and Non-Executive Directors should attend general meetings of the Company. Mr. David Muir Turnbull (Independent Non-Executive Director) and Mr. Lau Wong William (Non-Executive Director) attended the annual general meeting held on June 1, 2012. The remaining Independent Non- Executive Directors and Non-Executive Directors were absent from that annual general meeting due to business commitments.

Code Provision E.1.2

Under code provision E.1.2 of the revised Code, the Chairman of the Board should attend the annual general meeting. The Chairman of the Board was absent from the annual general meeting held on June 1, 2012 due to business commitments.

Model Code for Securities Transactions

As reported in our 2011 Annual Report, the Company has devised its own securities trading code for securities transactions (the “Company Code”) by the Directors and relevant employees who are likely to be in possession of unpublished price-sensitive information of the Company on terms no less exacting than the Model Code for Securities Transactions by Directors of Listed Issuers as set out in Appendix 10 of the Listing Rules (the “Model Code”). Following specific enquiry by the Company, all Directors have confirmed that they have complied with the required standard set out in the Company Code and, therefore, with the Model Code during the six months ended June 30, 2012.

Board and Board Committees Composition

There were no changes to the composition of the Board during the first half of 2012.

As at June 30, 2012, the composition of the Board was as follows:

	Title	Note
Executive Directors
Edward Matthew Tracy	President and Chief Executive Officer	Appointed July 27, 2011
Toh Hup Hock	Chief Financial Officer and Executive Vice President	Appointed June 30, 2010

Non-Executive Directors
Sheldon Gary Adelson	Chairman of the Board	Appointed August 18, 2009
Michael Alan Leven		Redesignated July 27, 2011
Jeffrey Howard Schwartz		Appointed October 14, 2009
Irwin Abe Siegel		Appointed October 14, 2009
Lau Wong William		Appointed July 27, 2011

Independent Non-Executive Directors
Iain Ferguson Bruce		Appointed October 14, 2009
Chiang Yun		Appointed October 14, 2009
David Muir Turnbull		Appointed October 14, 2009

Alternate Director
David Alec Andrew Fleming	General Counsel, Company Secretary and alternate director to Michael Alan Leven	Appointed March 1, 2011

The composition of the Board Committees as at June 30, 2012 was as follows:

Director	Audit Committee	Remuneration Committee	Nomination Committee	Sands China Capital Expenditure Committee
Sheldon Gary Adelson	—	—	Chairman(1)	—
Edward Matthew Tracy	—	—	—	Member(2)
Michael Alan Leven	—	—	—	Chairman(3)
Jeffrey Howard Schwartz	—	Member(4)	—	Member(3)
Irwin Abe Siegel	Member(4)	—	—	—
Iain Ferguson Bruce	Chairman(4)	Member(4)	Member(1)	Member(3)
Chiang Yun	Member(4)	—	—	—
David Muir Turnbull	—	Chairman(4)	Member(1)	—

(1)	Appointed by a resolution of the Board on March 2, 2012
(2)	Appointed by a resolution of the Board on July 27, 2011
(3)	Appointed by a resolution of the Board on March 1, 2011
(4)	Appointed by a resolution of the Board on October 14, 2009

Audit Committee Review

The Audit Committee has reviewed the accounting policies adopted by the Group and the unaudited condensed consolidated interim financial information for the six months ended June 30, 2012. All of the Audit Committee members are Non-Executive Directors, with the Chairman and Mr. Siegel possessing the appropriate professional qualifications and accounting and related financial management expertise. No member of the Audit Committee is a former partner of the Company’s existing external auditors.

Purchase, Sale or Redemption of the Company’s Listed Shares

There was no purchase, sale or redemption of the Company’s listed shares by the Company or any of its subsidiaries during the six months ended June 30, 2012.

FINANCIAL RESULTS

The financial information set out below in this announcement represents an extract from the condensed consolidated interim financial information, which is unaudited but has been reviewed by the Company’s independent auditor, PricewaterhouseCoopers (“PwC”), in accordance with the International Standard on Review Engagements 2410 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”, and by the Audit Committee.

Consolidated Income Statement

		Six months ended June 30,
		2012	2011
	Note	US$’000, except per share data
		(Unaudited)
Net revenues	4	2,920,532	2,360,840
Gaming tax		(1,304,631)	(1,014,180)
Inventories consumed		(29,851)	(21,950)
Employee benefit expenses		(358,878)	(248,162)
Depreciation and amortization		(150,981)	(141,212)
Gaming promoter/agency commissions		(162,697)	(125,068)
Other expenses	5	(455,212)	(240,440)

Operating profit		458,282	569,828
Interest income		9,312	1,914
Interest expense, net of amounts capitalized	6	(25,169)	(31,059)
Loss on early retirement of debt	12	(1,752)	—

Profit before income tax		440,673	540,683
Income tax expense	7	(884)	(1,142)

Profit for the period attributable to equity holders of the Company		439,789	539,541

Earnings per share for profit attributable to equity holders of the Company
— Basic	8	US5.46 cents	US6.70 cents

— Diluted	8	US5.46 cents	US6.70 cents

Adjusted earnings per share for profit attributable to equity holders of the Company
— Basic	8	US8.39 cents	US6.98 cents

— Diluted	8	US8.39 cents	US6.98 cents

Consolidated Statement of Comprehensive Income

	Six months ended June 30,
	2012	2011
	US$’000
	(Unaudited)
Profit for the period attributable to equity holders of the Company	439,789	539,541
Other comprehensive income/(loss), net of tax:
Currency translation differences	7,959	(112)

Total comprehensive income for the period attributable to equity holders of the Company	447,748	539,429

Consolidated Balance Sheet

		June 30, 2012	December 31, 2011
	Note	US$’000
		(Unaudited)	(Audited)
ASSETS
Non-current assets
Investment properties, net		770,958	747,126
Property and equipment, net		6,535,596	6,249,686
Intangible assets, net		15,130	31,824
Deferred income tax assets		61	30
Financial assets at fair value through profit or loss		1	64
Other assets, net		31,590	27,039
Trade and other receivables and prepayments, net		11,148	9,297

Total non-current assets		7,364,484	7,065,066

Current assets
Inventories		13,971	10,489
Trade and other receivables and prepayments, net	10	696,921	557,398
Restricted cash and cash equivalents		3,906	3,448
Cash and cash equivalents		1,360,340	2,491,284

Total current assets		2,075,138	3,062,619

Total assets		9,439,622	10,127,685

		June 30, 2012	December 31, 2011
	Note	US$’000
		(Unaudited)	(Audited)
EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital		80,512	80,493
Reserves		4,691,897	5,435,279

Total equity		4,772,409	5,515,772

LIABILITIES
Non-current liabilities
Trade and other payables	11	28,440	20,670
Borrowings	12	3,221,532	3,328,843

Total non-current liabilities		3,249,972	3,349,513

Current liabilities
Trade and other payables	11	1,368,130	1,179,875
Current income tax liabilities		1,266	2,153
Borrowings	12	47,845	80,372

Total current liabilities		1,417,241	1,262,400

Total liabilities		4,667,213	4,611,913

Total equity and liabilities		9,439,622	10,127,685

Net current assets		657,897	1,800,219

Total assets less current liabilities		8,022,381	8,865,285

Notes to the Financial Information

1.	Basis of preparation

The unaudited consolidated interim financial information (the “Interim Financial Information”) is presented in United States dollars (“US$”), unless otherwise stated. This Interim Financial Information was approved and authorized for issue by the Board of Directors of the Company on August 27, 2012.

This Interim Financial Information for the six months ended June 30, 2012 has been prepared in accordance with the International Accounting Standard (“IAS”) 34 “Interim Financial Reporting” issued by the International Accounting Standard Board (“IASB”) and the applicable disclosure requirements of Appendix 16 to the Listing Rules. It should be read in conjunction with the Group’s annual financial statements for the year ended December 31, 2011, which were prepared in accordance with International Financial Reporting Standards (“IFRS”).

2.	Significant accounting policies

Except as described below, accounting policies adopted in the preparation of the Interim Financial Information for the six months ended June 30, 2012 are consistent with those adopted and as described in the Group’s annual financial statements for the year ended December 31, 2011.

During the period, there have been a number of new or revised standards, amendments to standards and interpretations that have come to effect, for which the Group has adopted such at their respective effective dates. The adoption of these new standards, amendments to standards and interpretations has no material impact on the results of operations and financial position of the Group.

The Group has not early adopted the following new or revised standards, amendments and interpretations that have been issued but are not yet effective for the period:

Effective for annual periods beginning on or after

IFRSs (Amendments)	Improvements to IFRSs 2009–2011 Cycle	January 1, 2013
IAS 1 (Amendment)	Presentation of Financial Statements	July 1, 2012
IAS 19 (Amendment)	Employee Benefits	January 1, 2013
IAS 27 (Revised 2011)	Separate Financial Statements	January 1, 2013
IAS 28 (Revised 2011)	Investments in Associates and Joint Ventures	January 1, 2013
IAS 32 (Amendment)	Amendments to IAS 32 Financial Instruments: Presentation — Offsetting Financial Assets and Financial Liabilities	January 1, 2014
IFRS 7 (Amendment)	Financial Instruments: Disclosure — Offsetting Financial Assets and Financial Liabilities	January 1, 2013
IFRS 9	Financial Instruments	January 1, 2015
IFRS 7 and IFRS 9 (Amendments)	Mandatory Effective Date and Transition Disclosures	January 1, 2015
IFRS 10	Consolidated Financial Statements	January 1, 2013
IFRS 11	Joint Arrangements	January 1, 2013
IFRS 12	Disclosure of Interests in Other Entities	January 1, 2013
IFRS 13	Fair Value Measurements	January 1, 2013
IFRIC — Int 20	Stripping Costs in the Production Phase of a Surface Mine	January 1, 2013

The Group has already commenced the assessment of the impact of the above new and revised standards, amendments and interpretations to the Group and is not yet in a position to state whether these would have a significant impact on the results of operations and financial position of the Group.

3.	Segment information

Management has determined the operating segments based on the reports reviewed by a group of senior management to make strategic decisions. The Group considers the business from a property and service perspective.

The Group’s principal operating and developmental activities occur in Macao, which is the sole geographic area that the Group domiciles. The Group reviews the results of operations for each of its key operating segments, which are also the reportable segments: The Venetian Macao, Sands Macao, The Plaza Macao, Sands Cotai Central and ferry and other operations. The Group also reviews construction and development activities for each of its primary projects under development, some of which have been suspended, in addition to its reportable segments noted above. The Group’s primary projects under development are Sands Cotai Central (phases II and III) and Cotai Strip Parcel 3.

Revenue comprises turnover from sale of goods and services in the ordinary course of the Group’s activities. The Venetian Macao, Sands Macao, The Plaza Macao, Sands Cotai Central and other developments, once in operation will, derive their revenue primarily from casino, hotel, mall, food and beverage, convention, retail and other sources. Ferry and other operations mainly derive their revenue from the sale of ferry tickets for transportation between Hong Kong and Macao.

Following a change in reportable segments of “Other developments” to “Sands Cotai Central” and “Other developments” by senior management at the year end of 2011, the Group has restated the previously reported segment information for the six months ended June 30, 2011, to conform to the disclosure requirements of IFRS 8 “Operating Segments”.

The Group’s segment information is as follows:

	Six months ended June 30,
	2012	2011
	US$’000
	(Unaudited)
		(Restated)
Net revenues:
The Venetian Macao	1,416,416	1,370,216
Sands Macao	616,783	650,246
The Plaza Macao	564,462	291,646
Sands Cotai Central	263,896	—
Ferry and other operations	67,105	58,225
Other developments	—	—
Inter-segment revenues	(8,130)	(9,493)

	2,920,532	2,360,840

	Six months ended June 30,
	2012	2011
	US$’000
	(Unaudited)
		(Restated)
Adjusted EBITDA (Note):
The Venetian Macao	511,475	486,840
Sands Macao	177,778	187,370
The Plaza Macao	144,018	94,893
Sands Cotai Central	51,657	—
Ferry and other operations	(11,944)	(14,165)
Other developments	—	—

	872,984	754,938

Note:

Adjusted EBITDA is profit before share-based compensation, corporate expense, pre-opening expense, depreciation and amortization (net of amortization of show production costs), net foreign exchange gains/(losses), impairment loss, gain/(loss) on disposal of property and equipment, fair value losses on financial assets at fair value through profit or loss, interest, loss on early retirement of debt and income tax expense. Adjusted EBITDA is used by management as the primary measure of operating performance of the Group’s properties and to compare the operating performance of the Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of the Group’s IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. As a result, adjusted EBITDA as presented by the Group may not be directly comparable to other similarly titled measures presented by other companies.

	Six months ended June 30,
	2012	2011
	US$’000
	(Unaudited)
		(Restated)
Depreciation and amortization:
The Venetian Macao	76,277	90,122
Sands Macao	15,682	16,204
The Plaza Macao	25,590	27,191
Sands Cotai Central	26,371	42
Ferry and other operations	7,061	7,653
Other developments	—	—

	150,981	141,212

The following is a reconciliation of adjusted EBITDA to profit for the period attributable to equity holders of the Company:

	Six months ended June 30,
	2012	2011
	US$’000
	(Unaudited)
Adjusted EBITDA	872,984	754,938
Share-based compensation granted to employees by LVS and the Company, net of amounts capitalized	(6,632)	(5,761)
Corporate expense	(20,779)	(15,700)
Pre-opening expense	(94,252)	(23,825)
Depreciation and amortization	(150,981)	(141,212)
Amortization of show production costs	566	2,164
Net foreign exchange gains	1,185	1,494
Impairment loss	(143,649)	—
Loss on disposal of property and equipment	(97)	(1,314)
Fair value losses on financial assets at fair value through profit or loss	(63)	(956)

Operating profit	458,282	569,828
Interest income	9,312	1,914
Interest expense, net of amounts capitalized	(25,169)	(31,059)
Loss on early retirement of debt	(1,752)	—

Profit before income tax	440,673	540,683
Income tax expense	(884)	(1,142)

Profit for the period attributable to equity holders of the Company	439,789	539,541

	Six months ended June 30,
	2012	2011
	US$’000
	(Unaudited)
Capital expenditures
The Venetian Macao	35,567	2,809
Sands Macao	12,875	2,070
The Plaza Macao	19,345	7,660
Sands Cotai Central	469,589	278,800
Ferry and other operations	501	668
Other developments	2,261	(108)

	540,138	291,899

	June 30,	December 31,
	2012	2011
	US$’000
	(Unaudited)	(Audited)
Total assets
The Venetian Macao	2,839,065	3,153,756
Sands Macao	491,628	487,533
The Plaza Macao	1,341,755	1,287,986
Sands Cotai Central	4,276,537	4,462,910
Ferry and other operations	358,932	505,673
Other developments	131,705	229,827

	9,439,622	10,127,685

	June 30,	December 31,
	2012	2011
	US$’000
	(Unaudited)	(Audited)
Total non-current assets
Held locally	7,161,516	6,855,597
Held in foreign countries	202,906	209,375
Deferred income tax assets	61	30
Financial assets at fair value through profit or loss	1	64

	7,364,484	7,065,066

4.	Net revenues

	Six months ended June 30,
	2012	2011
	US$’000
	(Unaudited)
Casino	2,592,797	2,083,626
Rooms	93,860	86,732
Mall
— Income from right of use	78,328	56,228
— Management fees and other	14,158	12,784
Food and beverage	43,436	38,820
Convention, ferry, retail and other	97,953	82,650

	2,920,532	2,360,840

5.	Other expenses

	Six months ended June 30,
	2012	2011
	US$’000
	(Unaudited)
Impairment loss	143,649	—
Utilities and operating supplies	85,694	68,532
Provision for doubtful accounts	24,018	20,302
Royalty fees	16,009	10,380
Management fees	14,811	13,838
Suspension costs	11,645	11,685
Operating lease payments	8,181	6,692
Auditor’s remuneration	566	530
Loss on disposal of property and equipment	97	1,314
Fair value losses on financial assets at fair value through profit or loss	63	956
Net foreign exchange gains	(1,185)	(1,494)
Other support services	79,436	63,244
Other operating expenses	72,228	44,461

	455,212	240,440

The Group had commenced pre-construction activities on its Cotai Strip development referred to as Parcels 7 and 8. During December 2010, the Group received notice from the Macao Government that its application for a land concession for Parcels 7 and 8 was not approved and the Group applied to the Chief Executive of Macao for an executive review of the decision. In January 2011, the Group filed a judicial appeal with the Court of Second Instance in Macao. In May 2012, the Group withdrew its appeal and recorded an impairment loss of US$100.7 million during the six months ended June 30, 2012, related to the capitalized construction costs of its development on Parcels 7 and 8.

During the six months ended June 30, 2012, the Group also recorded a one-time impairment loss of US$42.9 million related to the closure of the ZAiA show at The Venetian Macao.

6.	Interest expense, net of amounts capitalized

	Six months ended June 30,
	2012	2011
	US$’000
	(Unaudited)
Bank borrowings	40,268	69,279
Amortization of deferred financing costs	12,169	12,774
Finance lease liabilities	5,078	6,084
Standby fee and other financing costs	1,937	11,619

	59,452	99,756
Less: interest capitalized	(34,283)	(68,697)

Interest expense, net of amounts capitalized	25,169	31,059

7.	Income tax expense

	Six months ended June 30,
	2012	2011
	US$’000
	(Unaudited)
Current income tax
Macao complementary tax	3	131
Lump sum in lieu of Macao complementary tax on dividend	901	899
Other overseas taxes	43	3

(Over)/underprovision in prior years
Macao complementary tax	(25)	89
Lump sum in lieu of Macao complementary tax on dividend	—	16
Other overseas taxes	(7)	—
Deferred income tax	(31)	4

Income tax expense	884	1,142

8.	Earnings per share

(a)	Basic

Basic earnings per share is calculated by dividing the profit for the period attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the period.

	Six months ended June 30,
	2012	2011
	(Unaudited)
Profit attributable to equity holders of the Company (US$’000)	439,789	539,541
Weighted average number of shares (thousand shares)	8,050,093	8,048,085
Earnings per share, basic	US5.46 cents	US6.70 cents

Earnings per share, basic(i)	HK42.35 cents	HK52.14 cents

(b)	Diluted

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. For the six months ended June 30, 2012, the Company has outstanding share options that will potentially dilute the ordinary shares. For the share options, a calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average annual market share price of the Company’s shares) based on the monetary value of the subscription rights attached to outstanding share options. The number of shares calculated as above is compared with the number of shares that would have been issued assuming the exercise of the share options.

	Six months ended June 30,
	2012	2011
	(Unaudited)
Profit attributable to equity holders of the Company (US$’000)	439,789	539,541
Weighted average number of shares (thousand shares)	8,050,093	8,048,085
Adjustments for share options (thousand shares)	6,399	1,797

Weighted average number of shares for diluted earnings per share (thousand shares)	8,056,492	8,049,882
Earnings per share, diluted	US5.46 cents	US6.70 cents

Earnings per share, diluted(i)	HK42.35 cents	HK52.14 cents

To enable an investor to better understand the Group’s results, the impairment losses related to Parcels 7 and 8 and the closure of the ZAiA show at The Venetian Macao and preopening expenses of Sands Cotai Central are excluded from the adjusted earnings per share as management does not consider these non-recurring expenses to be indicators of the Group’s operating performance. The reconciliation of the reported earnings to the adjusted earnings (net of tax) is as follows:

	Six months ended June 30,
	2012	2011
	(Unaudited)
Profit attributable to equity holders of the Company (US$’000)	439,789	539,541
Adjustments for:
Impairment loss (US$’000)	143,649	—
Pre-opening expenses of Sands Cotai Central (US$’000)	92,359	22,146

Adjusted profit attributable to equity holders of the Company (US$’000)	675,797	561,687
Weighted average number of shares (thousand shares)	8,050,093	8,048,085
Adjusted earnings per share, basic	US8.39 cents	US6.98 cents

Adjusted earnings per share, basic(i)	HK65.08 cents	HK54.32 cents

Weighted average number of shares for diluted earnings per share (thousand shares)	8,056,492	8,049,882
Adjusted earnings per share, diluted	US8.39 cents	US6.98 cents

Adjusted earnings per share, diluted(i)	HK65.08 cents	HK54.32 cents

(i)	The translation of US$ amounts into HK$ amounts has been made at the rate of US$1.00 to HK$7.7568 (six months ended June 30, 2011: US$1.00 to HK$7.7827). No representation is made that the HK$ amounts have been, could have been or could be converted into US$, or vice versa, at that rate, or at any other rates or at all.

9.	Dividends

The Board does not recommend the payment of an interim dividend for the six months ended June 30, 2012.

10.	Trade receivables

The aging analysis of trade receivables, net of provision for doubtful accounts, is as follows:

	June 30,	December 31,
	2012	2011
	US$’000
	(Unaudited)	(Audited)
0–30 days	580,841	467,279
31–60 days	19,734	24,732
61–90 days	20,527	11,980
Over 90 days	20,117	12,222

	641,219	516,213

Trade receivables mainly include casino receivables. The Group generally does not charge interest for credit granted, but requires a personal cheque or other acceptable forms of security. In respect of gaming promoters, the receivables can be offset against the commission payables. Absent special approval, the credit period granted to selected premium and mass market players is typically 15 days, while for gaming promoters, the receivable is typically repayable within one month following the granting of the credit subject to terms of the relevant credit agreement.

11.	Trade and other payables

	June 30, 2012	December 31, 2011
	US$’000
	(Unaudited)	(Audited)
Trade payables	20,618	21,014
Outstanding chips and other casino liabilities	559,776	385,320
Other tax payables	225,697	207,397
Construction payables and accruals	211,432	233,016
Deposits	168,079	125,334
Accrued employee benefit expenses	71,580	78,779
Interest payables	29,151	32,696
Payables to related companies — non-trade	10,780	16,516
Other payables and accruals	99,457	100,473

	1,396,570	1,200,545
Less: non-current portion	(28,440)	(20,670)

Current portion	1,368,130	1,179,875

The aging analysis of trade payables is as follows:

	June 30, 2012	December 31, 2011
	US$’000
	(Unaudited)	(Audited)
0 – 30 days	9,398	7,960
31 – 60 days	6,245	7,379
61 – 90 days	2,377	2,908
Over 90 days	2,598	2,767

	20,618	21,014

12.	Borrowings

	June 30, 2012	December 31, 2011
	US$’000
	(Unaudited)	(Audited)
Non-current portion
Bank loans, secured	3,208,458	3,311,211
Finance lease liabilities on leasehold interests in land, secured	104,623	129,261
Other finance lease liabilities, secured	6,241	74

	3,319,322	3,440,546
Less: deferred financing costs	(97,790)	(111,703)

	3,221,532	3,328,843

Current portion
Bank loans, secured	—	35,067
Finance lease liabilities on leasehold interests in land, secured	45,988	45,074
Other finance lease liabilities, secured	1,857	231

	47,845	80,372

Total borrowings	3,269,377	3,409,215

As at June 30, 2012, the Group had US$500.0 million of available borrowing capacity under the 2011 VML Credit Facility (as at December 31, 2011: US$500.0 million).

In May 2012, the Group repaid the US$131.6 million outstanding balance under the ferry financing facility and recorded a US$1.8 million loss on early retirement of debt during the six months ended June 30, 2012.

PUBLICATION OF INTERIM RESULTS ON THE WEBSITES OF THE STOCK EXCHANGE AND THE COMPANY

This announcement is published on the websites of the Stock Exchange (www.hkexnews.hk) and the Company (www.sandschinaltd.com). The interim report for the six months ended June 30, 2012 will be dispatched to our Shareholders and published on the websites of the Stock Exchange and the Company in due course.

By order of the Board
SANDS CHINA LTD. David Alec Andrew Fleming
Company Secretary

Hong Kong, August 27, 2012

As at the date of this announcement, the directors of the Company are:

Executive Directors:

Edward Matthew Tracy

Toh Hup Hock

Non-Executive Directors:

Sheldon Gary Adelson

Michael Alan Leven (David Alec Andrew Fleming as his alternate)

Jeffrey Howard Schwartz

Irwin Abe Siegel

Lau Wong William

Independent Non-Executive Directors:

Iain Ferguson Bruce

Chiang Yun

David Muir Turnbull

*	For identification purposes only